Exhibit 7(r)

REVOLVING LOAN TRANSACTIONS

August 6, 2018

From: [            ]

To:	Advance/Newhouse Partnership

6350 Court Street

East Syracuse, NY 13057

Ladies and Gentlemen:

The purpose of this letter agreement (this “Master Confirmation”) is to set forth the terms and conditions of one or more transactions (each, a “Transaction”) entered into hereunder from time to time between [            ] (“Lender”) and Advance/Newhouse Partnership (“Borrower”). Each such Transaction entered into between Lender and Borrower that is subject to this Master Confirmation shall be evidenced by a supplemental confirmation substantially in the form of Annex A hereto (a “Supplemental Confirmation”), with such modifications as to which Lender and Borrower mutually agree. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” for the purposes of the Agreement specified below. In each Transaction, Lender acts as counterparty only and not as an advisor or fiduciary to Borrower.

The definitions and provisions contained in the 2006 ISDA Definitions (the “2006 Definitions”) as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into each Confirmation, including this Master Confirmation.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into any Transaction to which this Master Confirmation relates on the terms and conditions set forth below.

This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between Lender and Borrower as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto. This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Lender and Borrower had executed the Agreement on the date of this Master Confirmation (without any Schedule but with the elections set forth in this Master Confirmation). All provisions contained in the Agreement govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein and in the related Supplemental Confirmation. For the avoidance of doubt, the Transactions under this Master Confirmation shall be the only transactions under the Agreement and shall not be subject to any other (existing or deemed) master agreement to which Lender and Borrower are parties.

If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency among any of the Agreement, this Master Confirmation, such Supplemental Confirmation, the Pledge Agreement and the 2006 Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Pledge Agreement; (iv) the 2006 Definitions; and (v) the Agreement.

1. Set forth below are the general terms and conditions which, together with the terms and conditions set forth in the Supplemental Confirmation (in respect of the related Transaction), shall govern such Transaction:

General Terms:

Trade Date:	For each Transaction, as set forth in the applicable Supplemental Confirmation.

Shares:	The Class A common stock, par value USD 0.001 per Share, of Charter Communications, Inc. (the “Issuer”) (Exchange symbol “CHTR”).

Components:	Each Transaction will be divided into a number of individual Components equal to the Number of Components for such Transaction, each with the terms set forth in this Master Confirmation and the related Supplemental Confirmation, and, in particular, with the Maturity Dates set forth in the Supplemental Confirmation for such Transaction. The payments and deliveries to be made upon settlement of each Transaction will be determined separately for each Component of such Transaction as if each Component were a separate Transaction under the Agreement.

Number of Components:	For each Transaction, as set forth in the applicable Supplemental Confirmation.

Principal at Maturity:	For each Component, as set forth in the applicable Supplemental Confirmation.

Calculation Agent:	Lender; provided that, following the occurrence of an Event of Default described in Section 5(a)(vii) of the Agreement with respect to which Lender is the Defaulting Party, Borrower shall have the right to designate a nationally recognized third-party dealer in over-the-counter equity derivatives market to act as the substitute Calculation Agent and, in the case of the designation of a substitute Calculation Agent pursuant to this proviso, Lender shall be required to pay all reasonable fees charged by such substitute Calculation Agent for the performance of the duties required of it hereunder. Upon receipt of written request from Borrower following any calculation, adjustment or determination made by Calculation Agent hereunder, Calculation Agent shall, with reasonable promptness (but in any event within four (4) Local Business Days from the receipt of such request), provide Borrower with a written explanation describing, in reasonable detail, such calculation, adjustment or determination (including any market data or information from internal sources used in arriving at such calculation, adjustment or determination, but without disclosing Calculation Agent’s models or information that is proprietary or that Lender is subject to contractual, legal or regulatory obligations not to disclose).

Adjustment and Termination
Consultation:	Upon the occurrence of any event that would permit Lender (whether or not in its capacity as Calculation Agent) to adjust the terms of the Transaction or terminate the Transaction, prior to making such adjustment or effecting such termination, Lender shall use its reasonable efforts to consult with Borrower in good faith regarding such adjustment or termination. The foregoing shall not (i) limit the rights of Lender to make such adjustment or effect such termination at any time or (ii) obligate Lender to delay, or continue delaying, making such adjustment or effecting such termination at any time (in each case, whether or not in Lender’s capacity as Calculation Agent).

Borrower’s Option to Receive
Loan Amounts:	For any Undrawn Component or Partially Drawn Component of any Transaction, Borrower may, upon no less than three Local Business Days’ prior written notice (a “Draw Notice”) to Lender (unless such notice is provided before the Trade Date), designate a Local Business Day (each, a “Draw Date”) occurring on or after the later of (i) the third Local Business Day following the Trade Date and (ii) the Local Business Day on which all of the conditions specified in Sections 2(a) and 2(b) of this Master Confirmation are satisfied or waived by Lender, and prior to the tenth Local Business Day immediately preceding the Settlement Method Election Date (as defined under the Applicable Collar Supplemental Confirmation (as defined below)), to receive from Lender an amount equal to the Loan Amount with respect to such Undrawn Component or Partially Drawn Component as of the Draw Date. Such notice shall indicate the Undrawn Component(s) and/or Partially Drawn Component(s) of such Transaction and the corresponding Principal at Maturity (or portion thereof) of each such Transaction Component with respect to which Borrower is designating a Draw Date; provided that (i) the amount of the Principal at Maturity of a Component specified in a Draw Notice may not exceed the Undrawn Principal at Maturity for such Component and (ii) the aggregate of the Principals at Maturity (or portions thereof) specified in a Draw Notice must be at least equal to the lesser of the Undrawn Principal at Maturity for all Components of a Transaction and USD [ ].

For the avoidance of doubt, Borrower may designate a Draw Date only for an Undrawn Component or a Partially Drawn Component of a Transaction and not for a Fully Drawn Component of any Transaction.

Loan Amount:	For any Undrawn Component or Partially Drawn Component of a Transaction, with respect to any Draw Date, the Present Value as of such Draw Date of the Principal at Maturity (or portion thereof) of such Undrawn Component or Partially Drawn Component specified by Borrower in its Draw Notice.

Borrower’s Option to Prepay
Loan Repayment Amounts:	For any Drawn Component of any Transaction, Borrower may, upon no less than three Local Business Days’ prior written notice (a “Repayment Notice”) to Lender, designate a Local Business Day (each, a “Loan Repayment Date”) occurring after the most recent Draw Date for such Drawn Component but on or prior to the Settlement Method Election Date (as defined under the Applicable Collar Supplemental Confirmation) to pay to Lender an amount equal to the Loan Repayment Amount with respect to such Drawn Component as of the Loan Repayment Date. Such notice shall indicate the Drawn Component(s) of such Transaction and the corresponding Principal at Maturity (or portion thereof) of each such

Component with respect to which Borrower is designating a Loan Repayment Date; provided that (i) the Principal at Maturity of a Component specified in a Repayment Notice may not exceed the Drawn Principal at Maturity for such Component and (ii) the aggregate of the Principals at Maturity (or portions thereof) specified in a Repayment Notice must be at least equal to the lesser of the Drawn Principal at Maturity for all Components of a Transaction and USD [ ] (or such lesser amount needed to bring the Draw Percentage as of such date below the Draw Threshold).

Loan Repayment Amount:	For any Drawn Component of a Transaction, with respect to any Loan Repayment Date, the Present Value as of such Loan Repayment Date of the Principal at Maturity (or portion thereof) for such Drawn Component specified by Borrower in its Repayment Notice.

Drawn Principal at Maturity:	For any Fully Drawn Component or Partially Drawn Component and any date, the amount of the Principal at Maturity corresponding to the Loan Amounts for which a Draw Date has occurred minus the amount of the Principal at Maturity corresponding to the Loan Repayment Amounts for which a Loan Repayment Date has occurred (if any), in each case, as of such date.

Undrawn Principal at Maturity:	For any Undrawn Component or Partially Drawn Component and any date, the Principal at Maturity for such Component minus the Drawn Principal at Maturity for such Component as of such date.

Present Value:	With respect to any Component of a Transaction and the Undrawn Principal at Maturity or the Drawn Principal at Maturity (or portion) thereof, and as of any date of calculation, the present value as of such date of calculation of a payment of such Principal at Maturity on the scheduled Maturity Date for such Component, calculated using a discount rate equal to the Interpolated Zero Coupon Swap Rate plus the Spread as of the Local Business Day immediately preceding such date of calculation, assuming a tenor of the period of time from and including such date of calculation to but excluding such scheduled Maturity Date.

Interpolated Zero Coupon Swap
Rate:	The discount rate as determined by the Calculation Agent by converting the Reference LIBOR Rate into a zero coupon discount rate.

Reference LIBOR Rate:	(i) For any period of less than or equal to 12 months, USD-LIBOR-BBA for a Designated Maturity that corresponds most closely to such period, or (ii) for any period of more than 12 months, the rate determined by the Calculation Agent using the “offer side” U.S. Dollar Swap rate posted on Bloomberg Financial Markets Page “SWDF[go],15[go],101[go]” (in each case, or any successor or replacement page).

Spread:	For each Transaction, as set forth in the applicable Supplemental Confirmation.

Maturity Date:	For each Component, as set forth in the applicable Supplemental Confirmation.

Borrower’s Obligation to Repay Loan Amounts:	In respect of any Drawn Component as of any Maturity Date, on the Maturity Date for such Drawn Component, Borrower shall pay to Lender in cash the Drawn Principal at Maturity for such Drawn Component.

Fully Drawn Component:	As of any date, a Component of a Transaction with respect to which the Drawn Principal at Maturity is equal to the Principal at Maturity for such Component. For the avoidance of doubt, each Component shall initially be an Undrawn Component (unless a Draw Date occurred on the Trade Date with respect to such Component), and may, from time to time, become a Fully Drawn Component or Partially Drawn Component upon the occurrence of a Draw Date with respect thereto or thereafter become an Undrawn Component or Partially Drawn Component upon the occurrence of a Loan Repayment Date or Draw Date, all as set forth under “Borrower’s Option to Receive Loan Amounts” and “Borrower’s Option to Prepay Loan Repayment Amounts” above. The Calculation Agent shall keep record of Fully Drawn Components, Partially Drawn Components and Undrawn Components.

Partially Drawn Component:	As of any date, a Component of a Transaction with respect to which the Drawn Principal at Maturity is less than the Principal at Maturity for such Component, but not zero.

Drawn Component:	A Component of a Transaction that is a Fully Drawn Component or a Partially Drawn Component.

Undrawn Component:	A Component of a Transaction that is not a Drawn Component.

Settlement Currency:	USD

2.	Conditions:

(a) Credit Support Documents. As a condition to the effectiveness of this Master Confirmation, (i) the parties hereto shall enter into a Pledge Agreement (as hereafter amended, modified, supplemented, replaced or amended and restated, the “Pledge Agreement”) on or prior to the date hereof confirming, on the terms set forth therein, a first priority security interest in Class B Common Units (the “Units”) of Charter Communications Holdings, LLC (the “Units Issuer”) and/or Shares, in each case, pledged to Lender in respect of any Transaction hereunder and (ii) Borrower, Lender, Issuer and the Units Issuer shall enter into an Issuer Agreement (as hereafter amended, modified, supplemented, replaced or amended and restated, the “Issuer Agreement”) on or prior to the date hereof, in form and substance reasonably satisfactory to Lender. The Pledge Agreement shall be a Credit Support Document hereunder and under the Agreement.

(b) Conditions to Extending a Loan. With respect to each Transaction, Lender’s obligations to extend a Loan Amount under such Transaction are subject to the satisfaction, or the waiver by Lender, of the following conditions:

(i) The representations and warranties of Borrower hereunder, in the Agreement (including as may be modified herein), in the Master Confirmation regarding Share Collar Transactions dated the date hereof between Borrower and Lender (the “Collar Master Confirmation”) and the Applicable Collar Supplemental Confirmation (as specified in the applicable Supplemental Confirmation hereunder) (the Collar Master Confirmation together with each Applicable Collar Supplemental Confirmation, the “Collar Confirmations”) and in the Pledge Agreement shall be true and correct as of the Trade Date;

(ii) Borrower shall have performed all of the covenants and obligations to be performed by Borrower hereunder, under the Agreement (including as may be modified herein), under the Collar Confirmations and under the Pledge Agreement on or prior to the Trade Date;

(iii) Borrower shall have executed the Collar Confirmations, and the conditions to effectiveness thereunder shall have occurred or been waived by Lender;

(iv) Lender shall have received proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC (as defined in the Pledge Agreement) or other appropriate filing offices of each jurisdiction as may be reasonably necessary and requested by Lender prior to the Trade Date to perfect the security interests purported to be created by the Pledge Agreement as security for Borrower’s Secured Obligations (as defined in the Pledge Agreement), and no Collateral Event of Default (as defined in the Pledge Agreement) shall have occurred and be continuing;

(v) On or prior to the Trade Date, Lender shall have received an opinion of Advance Legal, general counsel to Borrower, covering the matters set forth in Sections 3(a)(i) and (ii) of the Agreement and, with respect to the Existing Investment Documents (as defined in the Pledge Agreement), Section 3(a)(xviii) of the Collar Master Confirmation and Section 3(b)(v) of this Master Confirmation; and

(vi) As of the relevant Draw Date in respect of any Loan Amount:

(A) No Additional Termination Event resulting from events solely within Borrower’s control and with respect to which Borrower is the sole Affected Party shall have occurred and be continuing, or would occur on such Draw Date, and no Early Termination Date shall have been designated in respect of such Additional Termination Event with respect to any outstanding Transaction hereunder for which an amount owing by Borrower remains unpaid (whether or not then due);

(B) If an Additional Termination Event resulting from events not solely within Borrower’s control and with respect to which Borrower is the sole Affected Party shall have occurred and be continuing, or would occur on such Draw Date, no Early Termination Date shall have been designated in respect of such Additional Termination Event with respect to all outstanding Transactions hereunder;

(C) No Event of Default or Potential Event of Default with respect to which Borrower is the sole Defaulting Party shall have occurred and be continuing hereunder or under one or more Collar Confirmations;

(D) If, after giving effect to such Loan Amount, the Draw Percentage for any Transaction as of the Draw Date under the relevant Transaction would be greater than or equal to the Draw Threshold, (i) Borrower shall (if it is changing its then-effective election or if the new Loan Amount will cause the Draw Percentage to hit or breach the Draw Threshold) have elected in its Draw Notice that the Transaction shall be a Transaction as to which Borrower is relying upon the NAV Condition (a “NAV Condition Loan”) or the Additional Collateral Condition (a “Collateral Condition Loan”) and (ii) (x) in respect of any Collateral Condition Loan, the Additional Collateral Condition as of the Draw Date shall be satisfied or (y) in respect of any NAV Condition Loan, Borrower shall have delivered Borrower Financials (as defined herein) as of such Draw Date to Lender showing the satisfaction of the NAV Condition as of such Draw Date;

(E) If, after giving effect to such Loan Amount in respect of a NAV Condition Loan, the Draw Percentage as of the Draw Date under the relevant Transaction would be greater than or equal to the Draw Threshold, the following representations and warranties shall be true and correct as if given as of such Draw Date and after giving effect to such Loan Amount: Section 3(c) of the Agreement and Section 3(b)(v) of this Master Confirmation; and

(F) In respect of any Collateral Condition Loan in respect of which the Collateral includes Shares, Borrower shall have represented and warranted to, and agreed with, Lender as of such Draw Date that Borrower shall not use any part of the proceeds of any Transaction, whether directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” (within the meaning of Regulation U or Regulation X, in each case, issued by the Board of Governors of the Federal Reserve System of the United States).

(c) For purposes of this Master Confirmation:

“Additional Collateral Condition” as of any date means that, as of such date, (x) the Collateral (as defined in the Pledge Agreement) includes, subject to no prior or equal Lien in favor of any Person other than Secured Party (or any Affiliate thereof), or assertion of such by Pledgor in writing (each such term as defined in the Pledge Agreement), a number of Shares or Units at least equal to the number determined in accordance with clause (i) of the definition of Collateral Event of Default as to which no Collateral Event of Default has occurred and is continuing and (i) a number of Shares or Units (or any combination thereof) free from Transfer Restrictions (other than Existing Transfer Restrictions) (any such Shares and/or Units pledged, the “Additional Share Collateral”) and/or (ii) Other Eligible Assets (other than Shares or Units) (any such Other Eligible Assets pledged, the “Additional Asset Collateral”) with an aggregate Value equal to or greater than the aggregate Additional Collateral Level for all Transactions as to which the Draw Percentage for such Transaction equals or exceeds the Draw Threshold and (y) if Additional Share Collateral is pledged, the date of such pledge is prior to the date that is six months (or 12 months if the Issuer does not meet the applicable requirements of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) at the time of the pledge) from the Maturity Date for the first Component under the relevant Transaction.

“Additional Collateral Level” means, for any Transaction, as of any date, the product of (a) the Number of Shares for all outstanding Components, (b) the Put Strike Price and (c) [            ]%.

“Assets” means the Value of Other Eligible Assets.

“Attributable Debt” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Cash” means cash in USD or Euros, converted into a USD amount by the Calculation Agent.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Draw Percentage” means, for any Transaction, as of any date, the sum, across all Drawn Components for such Transaction, of the aggregate Drawn Principal at Maturity for such Drawn Components, divided by the sum, across all Components for such Transaction, of the Principal at Maturity for all such Components.

“Draw Threshold” means [            ]%.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, whether economic or non-economic.

“Excluded Liabilities” means (a) the Drawn Principal at Maturity for all Drawn Components of all Transactions hereunder, (b) the “Drawn Principal at Maturity” for all “Drawn Components” of all “Transactions” under the Other Loans (each as defined (or equivalent term) under such Other Loans), (c) any Liability which is limited in recourse solely to collateral pledged and without any recourse to Borrower (it being understood that any such collateral shall not constitute Assets while being pledged), (d) the amount of any Long-Term Pension Liability multiplied by the Relevant Percentage set forth opposite the term “Long-Term Pension Liability” on the table labeled “Relevant Percentage Applicable to Certain Terms” on Schedule I hereto, (e) any other Permitted Refinancing Transactions and (f) the amount of any Tax Loan (as defined in the LLC Agreement) owed by Borrower.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Liabilities or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Liabilities or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Liabilities or other obligation of the payment or performance of such Liabilities or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Liabilities or other obligation, (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Liabilities or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (v) as an applicant in respect of any letter of credit or letter of credit guaranty issued to support such Liabilities, or (b) any Lien on any assets of such Person securing any Liabilities or other obligation of any other Person, whether or not such Liabilities or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Liabilities to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Initial Share Price”, with respect to any Transaction, has the meaning set forth in the Applicable Collar Supplemental Confirmation.

“Liabilities” means, with respect to any Person, without duplication, (a) all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP, (i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (ii) all direct or contingent payment obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (iii) net payment or delivery obligations of such Person under any Swap Contract; (iv) all payment obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than sixty (60) days after the date on which such trade account payable was created); (v) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (vi)

capital leases and Synthetic Lease Obligations; (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (viii) all Guarantees of such Person in respect of any of the foregoing; and (b) any other indebtedness or liabilities in accordance with GAAP. For all purposes hereof, the Liabilities of any Person shall include the Liabilities of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Liabilities are expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Debt in respect thereof as of such date. Notwithstanding the foregoing or anything to the contrary herein, Excluded Liabilities shall not be Liabilities for any purpose hereunder.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Long-Term Pension Liability” means any Liability of Borrower that is a supplemental executive retirement plan pension liability or long term incentive plan liability, in each case payable more than one year from the date set forth in the most recent balance sheet of Borrower delivered to Lender.

“NAV Condition” as of any date means that Borrower’s Net Liquid Assets as of such date are greater than or equal to the aggregate NAV Level for all Transactions as to which the Draw Percentage for such Transaction equals or exceeds the Draw Threshold as of such date (other than any Collateral Condition Loan) and all Other Loans as to which the “Draw Percentage” equals or exceeds the “Draw Threshold” (each as defined (or equivalent term) under such Other Loans) as of such date (other than any “Collateral Condition Loan” (as defined (or equivalent term) under such Other Loans) as of such date).

“NAV Level” means, for any Transaction or any Other Loan, as of any date, the product of (a) the Number of Shares for all outstanding Components (or “Number of Shares” for all outstanding “Components,” each as defined (or equivalent term) under the applicable Other Loan), (b) the Initial Share Price (or “Initial Share Price”, as defined (or equivalent term) under the applicable Other Loan) and (c) [            ]%.

“Net Liquid Assets” means Borrower’s Assets, minus Borrower’s Liabilities.

“Number of Shares”, with respect to any Transaction, has the meaning set forth in the Applicable Collar Supplemental Confirmation.

“Other Collars” means all other share collar transactions entered into pursuant to any other collar confirmations entered into by Borrower with any financial institution other than Lender on or about the date hereof or in connection with any “Permitted Refinancing Transaction” (as defined (or equivalent term) under such Other Collar).

“Other Eligible Assets” has the meaning set forth on Schedule I hereto.

“Other Loans” means all other loan transactions entered into pursuant to any other loan confirmations entered into by Borrower with any financial institution other than Lender on or about the date hereof and any “Permitted Refinancing Transaction” (as defined (or equivalent term) under such Other Loan) thereof that is a loan transaction coupled with a share collar transaction (or economic equivalent thereof).

“Permitted Refinancing Transactions” means any transaction entered into by Borrower with any financial institution in connection with the refinancing, renewal, extension or replacement (in whole or in part) of any Transaction and corresponding Share Collar Transaction (or portion thereof) or any Other Loan that is secured by Shares and/or Units so long as the conditions under Sections 4.6(c) or 4.6(d) of the Stockholder Agreement (or any similar or successor provision) are satisfied.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Put Strike Price”, with respect to any Transaction, has the meaning set forth in the Applicable Collar Supplemental Confirmation.

“Relevant Percentage” means, with respect to any term, the Relevant Percentage set forth opposite such term on the table labeled “Relevant Percentage Applicable to Certain Terms” on Schedule I hereto.

“Swap Contract” means (a) any and all rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement governing similar transactions, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, but, in each case, excluding (i) the Transactions hereunder, (ii) the Share Collar Transactions entered into pursuant to the Collar Confirmations entered into by Borrower with Lender, (iii) any Other Collars, (iv) any Other Loans and (v) any Permitted Refinancing Transactions.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Lender or any affiliate of Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but that, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Value” with respect to any Other Eligible Asset (other than Additional Share Collateral), has the meaning set forth on Schedule I hereto, and with respect to any Additional Share Collateral, means the Put Strike Price.

(d) Lender acknowledges and agrees that unless it notifies Borrower in writing that any condition referred to in (a) or (b) above has not been satisfied or waived by the Trade Date (in the case of (a) and (b)(i) through (v)) or the Draw Date (in the case of (b)(vi)), as applicable, it shall be deemed to have waived any such conditions that have not been satisfied.

3.	Other Provisions:

(a) NAV Condition Maintenance and Additional Collateral Obligations.

(i) If on any date (x) the Draw Percentage as of such date for any Transaction is greater than or equal to the Draw Threshold and either (y) (A) such Transaction is a NAV Condition Loan and the NAV Condition, calculated as of such date, is not satisfied or (B) such Transaction is a Collateral Condition Loan and the Additional Collateral Condition, calculated as of such date, is not satisfied and the amount that would be necessary to satisfy the Additional Collateral Condition exceeds the Minimum Transfer Amount (such amount, the “Deficiency”), then, in either case, Borrower shall, by the tenth Local Business Day (or, if the date on which (x) and (y) of this Section 3(a)(i) are satisfied is on or after the tenth Local Business Day immediately prior to the first Expiration Date of a Transaction but prior to the final Settlement Date or Cash Settlement Payment Date for such Transaction (each as defined under the Applicable Collar Supplemental Confirmation), the third Local Business Day) following effective notice by Lender specifying such failure and, if applicable, the amount of any Deficiency, in each case, in reasonable detail (such tenth (or third, as applicable) Local Business Day, the “Cure Deadline,” the date on which Borrower cures a breach of this clause (i) pursuant to subclauses (A) through (C) below, the “Cure Date” and the effective date of such notice, the “Notice Date”):

(A) deliver Additional Share Collateral (but only if the date of such delivery is prior to the date that is six months (or 12 months if the Issuer does not meet the applicable requirements of Rule 144 under the Securities Act) from the Maturity Date for the first Component of the relevant Transaction) and/or Additional Asset Collateral, in each case in the manner set forth in the Pledge Agreement with a Value as of the date of delivery at least equal to (I) the Deficiency if such Transaction immediately prior to such Cure Date is a Collateral Condition Loan, or (II) the amount necessary to satisfy the Additional Collateral Condition if such Transaction immediately prior to such Cure Date is a NAV Condition Loan and, in the case of (II), validly make a Collateral Condition Election as of such Cure Date;

(B) reduce the Draw Percentage to less than the Draw Threshold for each Transaction by paying a Loan Repayment Amount in an amount necessary to reduce such Draw Percentage to less than the Draw Threshold as of the Cure Date, pursuant to “Borrower’s Option to Prepay Loan Repayment Amounts” under this Master Confirmation (and, in this case, the reference to “no less than three Local Business Days’ prior” in the first sentence of “Borrower’s Option to Prepay Loan Repayment Amounts” of this Master Confirmation shall be disregarded); or

(C) deliver Borrower Financials to Lender showing the satisfaction of the NAV Condition as of the date of such delivery and, if such Transaction immediately prior to such Cure Date is a Collateral Condition Loan, validly make a NAV Condition Election as of such Cure Date.

(ii) If on any date (x) the Draw Percentage as of such date for each Transaction is less than the Draw Threshold or (y) each Transaction is a NAV Condition Loan and the NAV Condition is satisfied as of such date as set forth in Borrower Financials as of such date delivered to Lender, promptly (but in no event more than three Local Business Days) following demand by Borrower, Lender will release from the pledge in the manner contemplated by the Pledge Agreement, all Additional Share Collateral and all Additional Asset Collateral then held as Collateral. If at any time the Draw Percentage for a Transaction is less than the Draw Threshold, such Transaction shall cease to be a NAV Condition Loan or Collateral Condition Loan, as applicable.

(iii) If on any date (x) the Draw Percentage as of such date for any Transaction is greater than or equal to the Draw Threshold and (y) the aggregate Value of all pledged Additional Asset Collateral and Additional Share Collateral, calculated as of such date, exceeds the aggregate Additional Collateral Level for all outstanding Transactions that are Collateral Condition Loans by at least the Minimum Transfer Amount (such excess, the “Excess Collateral Amount”), then, promptly (but in no event more than three Local Business Days) following demand by Borrower, Lender will release from the pledge in the manner contemplated by the Pledge Agreement the Additional Asset Collateral or Additional Share Collateral specified by Borrower having an aggregate Value not to exceed (but as close as reasonably practicable to) the Excess Collateral Amount as of such release date.

(iv) For purposes of the foregoing:

(A) “Minimum Transfer Amount” means USD [            ].

(B) Each obligation of Borrower and Lender to make any delivery set forth above is subject to the conditions precedent that: (i) no Event of Default or Potential Event of Default has occurred and is continuing, or would be caused by such delivery, with respect to the other party; and (ii) no Early Termination Date has been designated as the result of an Additional Termination Event with respect to the other party for which an amount owing by such party remains unpaid (whether or not then due).

(C) If a demand pursuant to this Section 3(a) is made after 5:00 p.m. New York City time on any Local Business Day or on a day that is not a Local Business Day, then such demand will be deemed to have been made on the next Local Business Day.

(D) If on any date the Draw Percentage as of such date for any Transaction is greater than or equal to the Draw Threshold, the Calculation Agent shall, upon Borrower’s request, notify Borrower of its calculations of Deficiency and Excess Collateral Amount and compliance with the NAV Condition (including, for the avoidance of doubt, Value) (in each case, to the extent relevant for such Transaction), in each case either based on the assets credited to the Collateral Account or Borrower Financials then available as of the close of business on a Local Business Day, as applicable, no later than the close of business on the next following Local Business Day.

(v) If following a Notice Date Borrower fails to satisfy either the NAV Condition in the manner set forth in Section 3(a)(i)(A) or the Additional Collateral Condition in the manner set forth in Section 3(a)(i)(C), then Borrower shall be required to pay no later than the relevant Cure Deadline a Loan Repayment Amount in an amount necessary to reduce the Draw Percentage to less than the Draw Threshold for each Transaction as of the Cure Deadline (and, in this case, the reference to “no less than three Local Business Days’ prior” in the first sentence of “Borrower’s Option to Prepay Loan Repayment Amounts” of this Master Confirmation shall be disregarded). For the avoidance of doubt, a failure to pay such Loan Repayment Amount on or prior to such Cure Deadline shall be an Event of Default under Section 5(a)(i) of the Agreement with respect to which Borrower is the sole Defaulting Party.

(vi) Borrower shall, to the extent Lender has not previously been notified by Borrower, notify Lender by the close of business on such day if on any day the “Draw Percentage” (as defined (or equivalent term) under any Other Loan) equals or exceeds the “Draw Threshold” (as defined (or equivalent term) under such Other Loan) as of such day and such Other Loan is a “NAV Condition Loan” (as defined (or equivalent term) under any Other Loan), and such notice shall specify the aggregate “NAV Level” required to satisfy the “NAV Condition” (each as defined (or equivalent term) under such Other Loans). For the avoidance of doubt, Borrower may from time to time notify Lender in reasonable detail if a previously notified Other Loan no longer has a “Draw Percentage” greater than or equal to the “Draw Threshold” and/or such Other Loan is a “Collateral Condition Loan” and, following receipt by Lender of such notice, the NAV Condition shall be calculated to reflect such occurrence.

(vii) If any information contained in any Borrower Financials delivered to Lender fails to be true, complete and accurate in all material respects when delivered (or, in the case of any Balance Sheet, was not prepared on a basis consistent with the standards applicable to monthly financial reports provided to Borrower’s principals for management purposes) and if such failure has not been cured within 3 Local Business Days after notice of such failure to Borrower, then Borrower shall be required to either (A) satisfy the Additional Collateral Condition as of such third Local Business Day in the manner set forth in this Section 3(a) or (B) pay on such third Local Business Day a Loan Repayment Amount in an amount necessary to reduce such Draw Percentage to less than the Draw Threshold (and, in this case, the reference to “no less than three Local Business Days’ prior” in the first sentence of “Borrower’s Option to Prepay Loan Repayment Amounts” of this Master Confirmation shall be disregarded). For the avoidance of doubt, a failure to satisfy either condition (A) or (B) hereof shall be an Event of Default under Section 5(a)(i) of the Agreement with respect to which Borrower is the sole Defaulting Party.

(b) Additional Representations and Agreements. Borrower represents and warrants to and for the benefit of, and agrees with, Lender (1) on the date hereof and (2) on each Trade Date, as follows:

(i) Borrower is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended).

(ii) Borrower is not, and after giving effect to the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(iii) No Transaction hereunder will violate or contravene any trading or corporate policy of the Issuer or the Units Issuer applicable to Borrower or Borrower’s affiliates, including, but not limited to, the Issuer’s window period policy.

(iv) The assets used in connection with the execution, delivery and performance of the Agreement and the Transactions entered into hereunder are not and will not be the assets of (A) an “employee benefit plan” (with the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, (B) a plan described in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) to which Section 4975 of the Code applies or (C) an entity whose underlying assets include “plan assets” by reason of Department of Labor regulation section 2510.3-101 (as modified by Section 3(42) of ERISA) or otherwise.

(v) Without limiting the representations contained in Section 3(a)(iii) of the Agreement and after giving effect to the Issuer Agreement, Borrower represents that its execution, delivery and performance of this Master Confirmation, the Pledge Agreement, the Collar Confirmations and any other documentation relating to the Agreement to which Borrower or any of its Affiliates is a party do not violate or conflict with any of the terms or provisions of any stockholders’ agreement, registration rights agreement, confidentiality agreement, merger agreement, right of first refusal or other agreement binding on Borrower or its Affiliates.

(vi) Based on advice of counsel, Borrower reasonably believes it should not be viewed as an “affiliate” (as such term is defined in Section 101(2) of Title 11 of the United States Code (the “Bankruptcy Code”)) of the Issuer.

(vii) Borrower shall have delivered to Lender an FRB Form U-1, completed to satisfaction of Lender and duly executed by Borrower in respect of the Transactions.

(c) Additional Termination Events. The following shall be Additional Termination Events with respect to which Borrower is the sole Affected Party and (subject to the proviso in clause (ii), (iv) and (v) below and Section 3(e)(vi) below) all Transactions under this Master Confirmation shall be Affected Transactions:

(i) (x) Lender shall have received any notice from Borrower with respect to a proposed amendment, modification, restatement, supplement, waiver or change to the Amended and Restated Limited Liability Company Agreement of the Units Issuer, dated as of May 18, 2016 (as amended, modified or supplemented from time to time, the “LLC Agreement”) or any Existing Investment Documents (as defined in the Issuer Agreement), the subject of which Lender determines, in its reasonable discretion, would have a materially adverse effect on Lender’s hedging positions with respect to the Transaction or Lender’s ability to hedge its credit exposure or any economic, trading, or any other type of risk under the Transaction, (y) Lender shall have promptly notified Borrower of such determination and (z) such proposed amendment, modification, restatement, supplement, waiver or change shall not have been revoked or otherwise modified to Lender’s reasonable satisfaction prior to the effective date of the amendment, modification restatement, supplement, waiver or change or any later date on which Lender wishes to exercise its right to terminate the Transactions pursuant to this clause (i);

(ii) any “Additional Termination Event” with respect to which Borrower is the sole Affected Party, any “Event of Default” with respect to which Borrower is the sole Defaulting Party or any cancellation or termination of the Share Collar Transactions (as defined under the Collar Confirmations) under Article 12 of the Equity Definitions incorporated therein, in each case, that results in an Early Termination Date or other date of termination or cancellation occurring or being designated thereunder under one or more Collar Confirmations; provided that if an Early Termination Date or other date of termination or cancellation occurs or is designated with respect to a portion of such Share Collar Transactions, (a) any payment made pursuant to Section 6 of the Agreement shall be made on a proportional basis as if an Early Termination Date had been designated in respect of solely such corresponding portion of the Transactions and the Components (or portions thereof) thereof, and (b) for the avoidance of doubt, the Transactions shall remain in full force and effect except that such Transactions shall be reduced by the corresponding Components (or portions thereof) included in such terminated portion;

(iii) any breach by Borrower, Issuer or Units Issuer of any representation, warranty, covenant, obligation or other agreement under the Issuer Agreement that would reasonably be likely to have a material adverse effect on Lender’s rights and remedies hereunder or under the Pledge Agreement or on Borrower’s ability to perform Borrower’s obligations under this Master Confirmation, the Agreement, the Collar Confirmations, the Pledge Agreement, any Supplemental Confirmation or any Transaction and if such breach has not been cured within 3 Local Business Days after notice of such breach to Borrower unless Borrower has delivered to Lender by 5:00 p.m. (New York City time) on the third Local Business Day after notice of such breach to Borrower evidence that Borrower is actively taking reasonably diligent actions to cure such breach, in which case 10 Local Business Days after notice of such breach to Borrower;

(iv) the submission by Borrower of any “Exchange Notice” (as defined in the Exchange Agreement dated as of May 18, 2016, by and among the Issuer, the Units Issuer, CCH II, LLC and Advance/Newhouse Partnership (as amended, modified or supplemented from time to time, the “Exchange Agreement”)) in respect of any Collateral Units (as defined in the Pledge Agreement) without the consent of Lender or except as expressly permitted under the Collar Confirmations (including, for the avoidance of doubt, in connection with a Physical Settlement election thereunder); provided that it shall be an Additional Termination Event solely with respect to a portion of the Transactions proportionate to the Collateral Units subject to such “Exchange Notice”, in accordance with Section 3(e)(vi) below;

(v) the redemption by the Units Issuer of any Collateral Units (as defined in the Pledge Agreement) pursuant to Section 3.2(b)(iii) of the LLC Agreement or otherwise if Borrower has not, within 5 Local Business Days following such redemption, pledged to Lender additional Units and/or Shares equal to the number of Collateral Units redeemed; provided that it shall be an Additional Termination Event solely with respect to a portion of the Transactions proportionate to such Collateral Units redeemed (and not replaced pursuant to this clause), in accordance with Section 3(e)(vi) below; and

(vi) Borrower shall have received notice from the Units Issuer pursuant to the Issuer Agreement that the Units Issuer will elect for the Collateral Units (as defined in the Pledge Agreement) to be deemed “securities” (within the meaning of Article 8 of the Uniform Commercial Code of any jurisdiction), or Borrower or Lender otherwise becomes aware that such Collateral Units have become such

“securities”, and, in each case, Lender shall not have made reasonable arrangements with the Units Issuer or Borrower to become, upon such effectiveness, perfected by “control” within the meaning of such Code by the later of the date the Collateral Units have become such “securities” and the fifth Local Business Day following the date Borrower receives such notice or becomes so aware, as applicable. Lender agrees to notify Borrower promptly after becoming aware that such Collateral Units have become such “securities.”

(d) Additional Events of Default. It shall be an Event of Default under the Agreement with respect to which Borrower is the sole Defaulting Party if:

(i) a Collateral Event of Default (as defined in the Pledge Agreement) shall have occurred, other than due to the redemption by the Units Issuer of any Collateral Units (as defined in the Pledge Agreement) pursuant to Section 3.2(b)(iii) of the LLC Agreement or otherwise;

(ii) any general partner of Borrower breaches any provision of Borrower’s partnership agreement that is reasonably likely to have a material adverse effect on Lender’s rights and remedies hereunder or on Borrower’s ability to perform Borrower’s obligations under this Master Confirmation, the Agreement, the Collar Confirmations, the Pledge Agreement, any Supplemental Confirmation or any Transaction; or

(iii) any A/N Party (as defined in the Second Amended and Restated Stockholders Agreement dated as of May 23, 2015, by and among the Issuer, the Units Issuer, Liberty Broadband Corporation and Advance/Newhouse Partnership (as amended, modified or supplemented from time to time, the “Stockholder Agreement”)) breaches Section 4.1(a) of the Stockholder Agreement (or any similar or successor provision), or (y) any A/N Party (as defined in the Stockholder Agreement) otherwise breaches in any material respect the Stockholder Agreement, and in each of clause (x) and (y), such breach would reasonably be likely to have a material adverse effect on Lender’s rights and remedies hereunder or on Borrower’s ability to perform Borrower’s obligations under this Master Confirmation, the Agreement, the Collar Confirmations, the Pledge Agreement, any Supplemental Confirmation or any Transaction.

(e) Amendments and Elections with respect to the Agreement. The following amendments and elections shall be made to, and with respect to, the Agreement:

(i) For purposes of Section 5(a) of the Agreement, “Specified Entity” means, in relation to Lender, none, and in relation to Borrower, none.

(ii) The agreement in Section 4(a)(iii) of the Agreement is amended by inserting “promptly upon the earlier of (1)” in lieu of the word “upon” at the beginning thereof and inserting “or (2) such party learning that the form or document is required” before the word “any” in the first line thereof.

(iii) The “Cross Default” provisions of Section 5(a)(vi) of the Agreement will apply to Lender and to Borrower, and, for such purpose “Specified Indebtedness” will mean any obligation in respect of the payment or repayment of moneys (whether present or future, contingent or otherwise, as principal or surety or otherwise), including, without limitation, any obligation in respect of borrowed money, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business, and the “Threshold Amount” shall be, in relation to Lender, an amount equal to three percent (3%) of the shareholders’ equity of [Lender] and, in relation to Borrower, USD [            ], (in each case including the United States dollar equivalent of obligations stated in any other currency or currency unit); provided that the definition of “Cross Default” in Section 5(a)(vi)(1) of the Agreement is amended by (x) deleting the clause “, or becoming capable at such time of being declared,” and (y) adding at the end thereof the following: “provided that, notwithstanding the foregoing, an Event of Default shall not be deemed to have occurred at any time under clause (2) hereof if the default is a failure to pay caused, as demonstrated to the reasonable satisfaction of the other party, solely by an error or omission of an administrative or operational nature where (1) funds or securities required to make payment or delivery, as the case may be, were available to the relevant party to enable it to make the relevant payment or delivery when due, and (2) such payment or delivery is in fact made within two Local Business Days after the relevant party receives written notice from an interested party of such default;”.

(iv) The “Credit Event Upon Merger” provisions of Section 5(b)(v) of the Agreement will apply to Lender and will apply to Borrower.

(v) For purposes of Sections 5(a)(viii) and 5(b)(v) of the Agreement, Borrower shall not be deemed to have transferred “all or substantially all its assets” “(or any substantial part of the assets comprising the business conducted by X as of the date of this Master Agreement)” so long as (A) there is not pending or, to Borrower’s knowledge, threatened against Borrower, any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of the Transactions or its ability to perform its obligations hereunder and as of the date of such transfer, (B) if any Transaction is a Collateral Condition Loan, the Collateral Condition shall have been satisfied as of the date of such transfer, and (C) if any Transaction is a NAV Condition Loan, (I) Borrower shall have delivered Borrower Financials as of the date of such transfer showing satisfaction of the NAV Condition as of such date or (II) the transferee(s), which shall be a Person reasonably acceptable to Lender, shall have provided a guaranty of the Full Recourse Obligations in form and substance satisfactory to Lender; provided that as a condition to any Transaction being a NAV Condition Loan at or following the date of such transfer without the aforementioned guaranty, each of the following shall be true at all times on and after the date of such transfer: (X) the Borrower continues to be controlled, directly or indirectly, by one or more Newhouse Persons and (Y) Borrower is not a regulated insurance or reinsurance company.

For this purpose, “Newhouse Person” means any (i) individual that is a lineal descendent (including adoptees) of Meyer Newhouse and Rose Newhouse, (ii) a Person who is primarily directly or indirectly owned, controlled or established for the benefit of the lineal descendants (including adoptees) of Meyer Newhouse and Rose Newhouse and (iii) any group consisting solely of any Person described in clause (i)-(ii).

(vi) Notwithstanding Section 6 of the Agreement but subject to Section 3(c)(ii) of this Master Confirmation, upon any Event of Default with respect to which Borrower is the sole Defaulting Party or any Termination Event with respect to which Borrower is the sole Affected Party, Lender may choose to treat a portion of the Transactions and/or the Components as the sole Transactions (and, in the case of an Additional Termination Event under Section 3(c)(iv) or (v) of this Master Confirmation, up to the portion of the Transactions affected by such Additional Termination Event) subject to such Event of Default or sole Affected Transaction(s), as the case may be, in the following order of priority, except in the case of a Transaction pursuant to which Borrower fails to submit the required Exchange Notice (as defined in the Exchange Agreement) under Section 3(q)(ii) of this Master Confirmation, in which case the Lender shall determine the order of priority in its reasonable discretion:

first, the Undrawn Components (or portions thereof);

second, the portions of Partially Drawn Components not to exceed the Undrawn Principal at Maturity of such Partially Drawn Component;

third, the remaining portions of Partially Drawn Components; and

fourth, the Components (or portions thereof) that correspond to Fully Drawn Components;

in which case (a) any payment made pursuant to Section 6 of the Agreement shall be made on a proportional basis as if an Early Termination Date had been designated in respect of solely such corresponding portion of the Transactions and the Components (or portions thereof) thereof, and (b) for the avoidance of doubt, the Transactions shall remain in full force and effect except that such Transactions shall be reduced by the corresponding Components (or portions thereof) included in such terminated portion; provided that, to the extent the Draw Percentage under any Transaction is greater than or equal to the Draw Threshold, any Early Termination Amount owed to Borrower pursuant to this Section 3(e)(vi) shall be applied to reduce the Draw Percentage under such Transaction to be less than (but as close as reasonably practicable to) the Draw Threshold, with any excess paid to Borrower.

(vii) Section 3(a)(iii) of the Agreement is amended by inserting after the words “or any contractual restriction binding on or affecting it or any of its assets” the following parenthetical: “(other than as set forth in the Existing Investment Documents (as defined in the Pledge Agreement))”.

(f) Disclosures. Effective from the date of commencement of discussions concerning a Transaction, (i) Borrower and each of Borrower’s employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of such Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Borrower relating to such tax treatment and tax structure and (ii) Lender and any “Lender” (as defined under any Other Loan), and any counterparty to any Permitted Refinancing Transaction may disclose to each other whether or not the Draw Percentage under any Transaction is greater than or equal to the Draw Threshold (or, in the case of any Other Loan, whether or not the “Draw Percentage” (as defined (or equivalent term) under such Other Loan) is greater than or equal to the “Draw Threshold” (as defined (or equivalent term) under such Other Loan)). Borrower agrees that it shall permit any counterparty to any Permitted Refinancing Transaction to make (and receive) the disclosures referenced in this clause (ii) consistent with the foregoing. For the avoidance of doubt, Borrower does not consent to any other disclosures or communications in connection with this Transaction between Lender, any “Lender” (as defined under any Other Loan), and any counterparty to any Permitted Refinancing Transaction.

(g) Acknowledgments and Agreements as to Bankruptcy. The parties hereto intend that (A) Lender is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code, (B) each of this Master Confirmation and each Supplemental Confirmation, together with the Collar Confirmations, is a “loan transaction coupled with a securities collar transaction” within the meaning of the definition of “securities contract” in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder, thereunder or in connection herewith or therewith is a “settlement payment” and/or “margin payment” and a “transfer” within the meaning of Sections 546(e) and 548(d) of the Bankruptcy Code, (C) the Pledge Agreement is a “security agreement or arrangement” or other “credit enhancement” that forms a part of and is related to such “securities contract” within the meaning of Section 362(b) of the Bankruptcy Code, (D) the rights given to Lender under this Master Confirmation, each Supplemental Confirmation and under the Agreement and the Pledge Agreement upon the occurrence of an Event of Default with respect to the other party constitute “contractual rights” to cause the liquidation, termination or acceleration of, and to offset or net out termination values, payment amounts and other transfer obligations under or in connection with a “securities contract” and “contractual rights” under a security agreement or arrangement forming a part of or related to a “securities contract” as such terms are used in Sections 555, 561, and 362(b)(6) of the Bankruptcy Code, and (E) Lender is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(o), 546(e), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(h) Certain Authorized Transfers. Lender may not transfer or assign its rights and obligations hereunder, under each Transaction and related Supplemental Confirmation, the Agreement or under the Pledge Agreement, in whole or in part, to any entity without the prior written consent of Borrower, such consent not to be unreasonably withheld or delayed. Without limiting the foregoing, (1) Borrower will not be required to pay to such entity an amount in respect of taxes greater than the amount in respect of taxes which Borrower would have been required to pay to Lender in the absence of such assignment and Lender will cause the transferee to provide such tax documentation as may be reasonably requested by Borrower to permit Borrower to determine its withholding obligations and (2) Borrower will not receive a payment from which an amount has been withheld or deducted on account of taxes in excess of that which Lender would have been required to so withhold or deduct in the absence of such assignment, unless such entity agrees to make additional payments such that Borrower receives the same amount as it would have received from Lender.

(i) Netting. If on any date cash would otherwise be payable hereunder or pursuant to the Agreement, the Pledge Agreement, any Collar Confirmation or any other Credit Support Document by Lender to Borrower and by Borrower to Lender, then, on such date, each such party’s obligation to make such payment will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one such party exceeds the aggregate amount that would otherwise have been payable by the other such party, replaced by an obligation of the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

(j) Confidentiality. Lender shall keep the Information (as defined below) confidential and shall not use or disclose to any Person such information, except that Lender may disclose such Information as (i) becomes generally available to the public (including, for the avoidance of doubt, by virtue of inclusion in Borrower’s filings under Section 13(d) or Section 16 of the Exchange Act) other than through a violation by Lender or any person referenced in clause (iv) below of its confidentiality obligations under this Section 3(j), (ii) is required to be disclosed in response to any judicial process or to comply with any applicable law, order, regulation, ruling or instruction of a regulator, supervisor or any similar official with jurisdiction over Lender, (iii) is required to be disclosed in connection with the enforcement of rights under any Transaction Document (as defined in the Pledge Agreement) or under the Pledge Agreement, (iv) is disclosed for appropriate business purposes solely related to the Transaction Documents (as defined in the Pledge Agreement) or the Pledge Agreement to its Affiliates or its employees, agents, auditors, accountants, consultants, attorneys or advisors, in each case who are themselves required to keep such information confidential by virtue of an enforceable agreement or a relationship of trust or confidence with Lender (or, in the case of Lender’s employees, by virtue of Lender’s policies or procedures) or (v) is permitted to be disclosed pursuant to Section 3(f) above. For the purposes of this Section 3(j), “Information” means (i) the terms of this Master Confirmation, the Collar Confirmation, the Pledge Agreement, any Transaction, any potential Transaction, any Collar Transaction and any potential Collar Transaction and (ii) all information received from or on behalf of Borrower relating to Borrower or its affiliates or their businesses (including, for the avoidance of doubt, any Borrower Financials and Supplemental Certificates).

(k) USA PATRIOT Act Required Notice. Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by Lender, provide all documentation and other information that Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(l) Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (i) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), (ii) any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (iii) the enactment of WSTAA or any regulation under the WSTAA, (iv) any requirement under WSTAA nor (v) an amendment made by WSTAA, shall limit or otherwise impair either party’s rights to terminate, renegotiate, modify, amend or supplement this Master Confirmation, any Supplemental Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Master Confirmation, any Supplemental Confirmation or the Agreement (including, but not limited to, rights arising from Illegality (as defined in the Agreement)).

(m) GOVERNING LAW. THIS MASTER CONFIRMATION, EACH SUPPLEMENTAL CONFIRMATION AND THE AGREEMENT SHALL BE GOVERNED BY AND ALL MATTERS ARISING OUT OF OR RELATING HERETO SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CHOICE OF LAW DOCTRINE OR RULES THEREOF EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS MASTER CONFIRMATION, ANY SUPPLEMENTAL CONFIRMATION OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(n) WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS MASTER CONFIRMATION, ANY SUPPLEMENTAL CONFIRMATION OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF LENDER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

(o) Tax Matters.

(i) Payer Representations: For the purpose of Section 3(e) of the Agreement, Lender and Borrower each hereby make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of this Agreement or amounts payable hereunder that are considered to be interest for U.S. federal income tax purposes) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(ii) Payee Representations. For the purposes of Section 3(f) of the Agreement Borrower and Lender each make the representations specified below as applicable:

(A) Lender: Lender is a “U.S. person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the Unites States Treasury Regulations) for U.S. federal income tax purposes and an exempt recipient under Section 1.6049-4(c)(1)(ii) United States Treasury Regulations.

(B) Borrower: Borrower is a disregarded entity for U.S. federal income tax purposes. It is wholly owned by A/NPC Holdings LLC, which is organized under the laws of Delaware and is a partnership for U.S. federal income tax purposes. A/NPC Holdings LLC is a U.S. person (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.

(iii) Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” as used in Section 3(o)(i) above, and “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(iv) 2015 ISDA 871(m) Protocol. The parties agree that the definitions and provisions contained in the 2015 Section 871(m) Protocol as published by the International Swaps and Derivatives Association, Inc. are incorporated into and apply to the Agreement as if set forth in full herein.

(v) Tax documentation. For the purposes of Section 4(a)(i) of the Agreement, each party agrees to deliver the document(s) as set forth in this clause (v). Borrower shall provide to Lender a completed and signed U.S. Internal Revenue Service Form W-9 for A/NPC Holdings LLC, or any successor form, and any required attachments thereto (i) on or prior to the Trade Date, (ii) promptly upon reasonable demand by Lender and (iii) promptly upon learning that any such tax Form previously provided by Borrower has become obsolete or incorrect. Lender shall provide to Borrower a completed and signed U.S. Internal Revenue Service Form W-9, or any successor form, and any required attachments thereto (i) on or prior to the Trade Date, (ii) promptly upon reasonable demand by Borrower and (iii) promptly upon learning that any such tax Form previously provided by Lender has become obsolete or incorrect.

(vi) Section 2(b) of the Agreement is hereby amended by the addition of the following after the word “delivery” in the first line thereof: “to another account in the same legal and tax jurisdiction”.

(p) Limitation on Recourse. Notwithstanding anything to the contrary herein, but, for the avoidance of doubt, without limiting Lender’s early termination or cancellation rights hereunder or under the Agreement, Lender’s recourse in respect of any obligation of Borrower under this Master Confirmation, any Transaction governed hereby, the Agreement or the Pledge Agreement will be limited to the Collateral (as defined in the Pledge Agreement) (the “Collateral”) and Lender shall not under any circumstance have any right to payment or delivery from Borrower or against any property or assets of Borrower other than the Collateral, and upon the exhaustion thereof all obligations of, or claims against, Borrower shall be extinguished; provided that all obligations of Borrower with respect to the Full Recourse Obligations shall be with full recourse to Borrower to the extent there is any deficiency following application of the Collateral to all Secured Obligations and shall constitute direct, general, unconditional and unsubordinated obligations of Borrower secured by Collateral.

“Full Recourse Obligations” mean (i) Borrower’s obligations under this Master Confirmation relating to or resulting from (1) any breach of a Full Recourse Representation, (2) the occurrence of an Additional Termination Event of the type specified in Section 3(c)(v), (3) the occurrence of an Event of Default of the type specified in the final sentence of Section 3(a)(v), the occurrence of any Collateral Event of Default described in clause (i) of the definition thereof or the occurrence of any Collateral Event of Default described in clause (ii) of the definition thereof due to (x) events solely within Borrower’s control or (y) an Additional Termination Event of the type specified in Section 3(c)(vi) or (4) the failure to pay any Ordinary Dividend Payment Amount or Extraordinary Dividend Payment Amount (each as defined in the Collar Master Confirmation) relating to a cash dividend or distribution on the Shares that was not also distributed as Collateral on the Collateral Units or the Shares, (ii) the Make-Whole Obligation resulting solely from condition (ii) of the second sentence under “Settlement Method Election” of the Collar Master Confirmation not being satisfied and (iii) the Make-Whole Obligation where Units constituting Collateral are exchanged by Borrower in connection with a Physical Settlement election (whether or not Cash Settlement is deemed to later apply) (each as defined under the Collar Confirmations) of the Share Collar Transactions or by Lender pursuant to an exercise of remedies under the Pledge Agreement, and, in each case, the proceeds of such Units constitute cash or Shares that are not in book-entry form settled through the normal settlement facility for the Shares on the relevant Clearance System.

“Full Recourse Representation” means (i) Sections 3(a)(i), (ii), (iii) and (iv) of the Agreement, (ii) Section 3(b)(v) of this Master Confirmation and (iii) Sections 3(g), 5(j) and 5(k) of the Pledge Agreement.

“Make-Whole Obligation” means any losses, costs or damages (including, without limitation, market losses) incurred by Lender or its Affiliates in respect of a failure by Borrower to pay, when due, the Principal at Maturity or the amount owed under Section 6 of the Agreement upon any early termination of the Transactions.

(q) Additional Borrower Obligations.

(i) If the Draw Percentage on any date under any Transaction is greater than or equal to the Draw Threshold for such Transaction and such Transaction is a NAV Condition Loan, Borrower shall provide to Lender (x) a Balance Sheet and a Financial Certificate (each as defined below) (i) no later than the fifth Local Business Day of each calendar month, (ii) upon any reasonable request from Lender following any filing by Borrower or any affiliate, officer, director, agent or employee thereof of a Schedule 13D or Form 144 with the Securities and Exchange Commission that relates to a reduction in the net beneficial or other ownership by Borrower of any securities of Issuer or Units Issuer and (iii) on the Currency Business Day immediately preceding the election of any Settlement Method (as defined under the Collar Confirmations), (y) an Account Balance for each such date on which the Draw Percentage equals or exceeds the Draw Threshold for such Transaction and (z) a Supplemental Certificate promptly following any date Borrower’s Relevant Liabilities have increased by more than the greater of (A) USD [        ] and (B) [        ]% of (I) the Net Liquid Assets (after giving effect to such increase in Relevant Liabilities) minus (II) the aggregate NAV Level necessary to satisfy the NAV Condition, relative to the Relevant Liabilities certified in the most recently delivered Financial Certificate or in the most recently delivered Supplemental Certificate; provided that a delivery of any Supplemental Certificate hereunder shall be made on a contemporaneous basis with deliveries of all other “Supplemental Certificates” (as defined (or equivalent term) under the applicable Other Loan) under all Other Loans as to which the “Draw Percentage” equals to or exceeds the “Draw Threshold” that are “NAV Condition Loans” (each as defined (or equivalent term) under the applicable Other Loan) in respect of the relevant event.

“Borrower Financials” means, as of any date, (i) the balance sheet of Borrower as of the most recent month-end that is between 60 and 95 calendar days prior to the date of delivery to Lender, in the form prepared by Bill Barry provided to Lender on August 2, 2018 (“Balance Sheet”), (ii) in respect of each Asset being relied upon to satisfy the NAV Condition (other than Shares or Units), evidence provided directly from the institution at which such Asset is held or credited of the total amount and type of such Asset held or credited in the form customary for such type of Asset and such institution (“Account Balance”) and (iii) a certificate from Borrower’s Principal Accounting Officer substantially in the form of the certificate attached as Annex B hereto, certifying as to the accuracy of the information provided in the foregoing clauses (i) and (ii) (“Financial Certificate”).

“Relevant Liabilities” means any Liabilities of Borrower of the type specified in clauses (i), (ii) and (iv) of the definition thereof and all Guarantees of Borrower in respect of any of the foregoing.

“Supplemental Certificate” means a certificate from Borrower’s Principal Accounting Officer substantially in the form of the certificate attached as Annex C hereto.

(ii) For any Transaction, if on the Settlement Method Election Date (as defined under the Applicable Collar Supplemental Confirmation), (A) the Draw Percentage for such Transaction on such Settlement Method Election Date is greater than or equal to the Draw Threshold, (B) the Transaction is not a Collateral Condition Loan and (C) the VWAP Price (as defined in the Collar Master Confirmation) on such Settlement Method Election Date is less than the Put Strike Price, Borrower shall submit an Exchange Notice (as defined in the Exchange Agreement) in respect of Additional Exchange Units no later than the Settlement Method Election Date in accordance with Section 2.1 of the Exchange Agreement.

“Additional Exchange Units” means, as of any date, the excess of (i) the product of (A) the Number of Shares plus the aggregate “Number of Shares” (as defined (or equivalent term) under the applicable Other Loan) under all Other Loans as to which the “Draw Percentage” equals to or exceeds the “Draw Threshold” that are “NAV Condition Loans” (each as defined (or equivalent term) under the applicable Other Loan) and that has a “Settlement Method Election Date” (as defined (or equivalent term) under the corresponding Other Collar) occurring on or about the same date as the Settlement Method Election Date of such Transaction, (B) [        ]% and (C) the Aggregate NAV Draw Percentage (as defined below) over (ii) the number of Shares then owned by Borrower that is not pledged to any party.

“Aggregate NAV Draw Percentage” means, as of any date, an amount (expressed as a percentage) equal to:

(I) the aggregate of the following amount for each Transaction that is a NAV Condition Loan: (A) Draw Percentage minus the Draw Threshold (or, in the case of an Other Loan, the “Draw Percentage” minus the “Draw Threshold”, each as defined (or equivalent term) under such Other Loan), multiplied by (B) the Principal at Maturity for all Components under such Transaction (or, in the case of an Other Loan, the “Principal at Maturity” for all “Components”, each as defined (or equivalent term) under such Other Loan), divided by

(II) the aggregate of the following amount for each Transaction that is a NAV Condition Loan: (A) 100% minus the Draw Threshold (or, in the case of an Other Loan, the “Draw Threshold” (as defined (or equivalent term) under such Other Loan) multiplied by (B) the Principal at Maturity for all Components under such Transaction (or, in the case of an Other Loan, the “Principal at Maturity” for all “Components”, each as defined (or equivalent term) under such Other Loan).

(iii) In respect of any Transaction that is a NAV Condition Loan, Borrower may, by written or oral (confirmed promptly in writing) notice to Lender on any date, elect that such Transaction no longer be a NAV Condition Loan and instead be a Collateral Condition Loan (a “Collateral Condition Election”), which shall be effective upon satisfaction of the Additional Collateral Condition in respect of such Transaction.

(iv) In respect of any Transaction that is a Collateral Condition Loan, Borrower may, by written or oral (confirmed promptly in writing) notice to Lender on any date, elect that such Transaction no longer be a Collateral Condition Loan and instead be a NAV Condition Loan (a “NAV Condition Election”), which shall be effective upon the delivery to Lender of Borrower Financials as of such date showing the satisfaction of the NAV Condition in respect of such Transaction.

(v) Promptly following the entry by Borrower into any Permitted Refinancing Transaction, Borrower shall notify Lender in writing of such occurrence and shall describe in reasonable detail such Permitted Refinancing Transaction.

(r) [Reserved.]

4.	Notice and Account Details.

(a) Telephone and/or Facsimile Numbers and Contact Details for Notices:

Address for notices or communications to Lender:

[            ]

Address for notices or communications to Borrower:

[            ]

with a copy to:

[            ]

(b) Account Details:

Account Details of Lender

Pay to: [            ]

Account Details of Borrower:

          To be advised

5.	Offices.

Lender: [            ]

Borrower: Not Applicable

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Master Confirmation enclosed for that purpose and returning it to Lender.

Yours sincerely, [ ]

By:
Name:
Title:

Accepted and confirmed: ADVANCE/NEWHOUSE PARTNERSHIP

By:
Name:
Title:

SIGNATURE PAGE TO MASTER

CONFIRMATION

ANNEX A

FORM OF SUPPLEMENTAL CONFIRMATION

SUPPLEMENTAL CONFIRMATION #[    ]

Date:      [         ], 20

To:	Advance/Newhouse Partnership

6350 Court Street

East Syracuse, NY 13057

From:      [        ]

Re:	Loan Transaction

[(Transaction Reference Number:                                )]

Ladies and Gentlemen:

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between [        ] (“Lender”) and Advance/Newhouse Partnership (“Borrower”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Lender and Borrower as of the relevant Trade Date for the Transaction referenced below.

1. This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation regarding Revolving Loan Transactions, dated August 6, 2018, between Lender and Borrower (as amended, modified or supplemented from time to time, the “Master Confirmation”). All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2. The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ ]

Number of Components:	[ ]

Spread:	[ ] basis points per annum.

Applicable Collar Supplemental Confirmation:	Supplemental Confirmation #[ ] to the Collar Master Confirmation

For each Component of the Transaction, the Principal at Maturity and the Maturity Date are as forth below.

Annex A - 1

Component Number	Principal at Maturity	Maturity Date
1.		[ ], 20
2.		[ ], 20
3.		[ ], 20
4.		[ ], 20
5.		[ ], 20
6.		[ ], 20
7.		[ ], 20
8.		[ ], 20
9.		[ ], 20
10.		[ ], 20
11.		[ ], 20
12.		[ ], 20
13.		[ ], 20
14.		[ ], 20
15.		[ ], 20
16.		[ ], 20
17.		[ ], 20
18.		[ ], 20
19.		[ ], 20
20.		[ ], 20
21.		[ ], 20
22.		[ ], 20
23.		[ ], 20
24.		[ ], 20
25.		[ ], 20
26.		[ ], 20
27.		[ ], 20
28.		[ ], 20
29.		[ ], 20
30.		[ ], 20
31.		[ ], 20
32.		[ ], 20
33.		[ ], 20
34.		[ ], 20
35.		[ ], 20
36.		[ ], 20
37.		[ ], 20
38.		[ ], 20
39.		[ ], 20
40.		[ ], 20

3. This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

Annex A - 2

Yours sincerely, [ ]

By:
Name:
Title:

Accepted and confirmed: ADVANCE/NEWHOUSE PARTNERSHIP

By:
Name:
Title:

SIGNATURE PAGE TO SUPPLEMENTAL

CONFIRMATION